Calvert
INVESTMENTS THAT MAKE A DIFFERENCE®

February 23, 2009

State Street Bank and Trust Company
Copley Place
100 Huntington Avenue
Boston, MA 02116
Attention: Tricia L. Cormier, Vice President, CPH/3

Re: Calvert Government Fund.

Ladies and Gentlemen:

This is to advise you that The Calvert Fund (the "Fund") has established a new series, Calvert Government Fund. In accordance with the Additional Portfolios provision of Section 23 of the Master Custodian Agreement dated December 1, 2000 by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for its new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

Sincerely,

THE CALVERT FUND
on behalf of:
CALVERT GOVERNMENT FUND

By: William M. Tartikoff
Name: William M. Tartikoff
Title: Senior Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: Joseph C. Antonellis
Name: Joseph C. Antonellis
Title: Vice Chairman

Effective Date: December 30, 2008

4550 Montgomery Avenue
Bethesda, MD 20814
301.951.4800
www.calvert.com
A UNIFI Company